PEXHIBIT 99.1

Pacer International Reports Second Quarter 2008 Results

CONCORD, California, August 5, 2008(BUSINESS WIRE)--Pacer International, Inc. (Nasdaq: PACR), the asset-light North America third-party logistics and freight transportation provider, today reported financial results for the three- and six-month periods ended June 27, 2008.

SECOND QUARTER RESULTS

Revenues for the quarter ended June 27, 2008 increased $43.5 million to $518.4 million compared to $474.9 million for the quarter ended June 29, 2007. Net income increased from $12.5 million in the 2007 quarter to $13.8 million in the 2008 quarter, an increase of 10.4 percent, and diluted earnings per share increased to 40 cents, up from 34 cents a year earlier.  Income from operations was up $2.0 million to $23.5 million for the 2008 quarter.  Intermodal segment income from operations increased $7.5 million from the 2007 quarter, while logistics segment income from operations declined $3.4 million for the 2008 quarter due to excess capacity, declining prices and higher transportation and fuel costs affecting our trucking units.  Our truck services unit also incurred increased claim costs and bad debt expense due to customer bankruptcies during the 2008 period compared to the 2007 period.  Corporate costs grew $2.1 million to $7 million for the 2008 quarter principally due to a bonus accrual in the 2008 quarter partially offset by reduced legal fees and the absence of severance expenses relating to our 2007 facility rationalization and severance program.

“During the second quarter of 2008, Pacer continued to show improvement in its overall financial performance.  This was accomplished during a period of difficult economic conditions including inclement weather and floods in the Midwest which resulted in a railroad embargo of Midwest traffic for about one week.  We are particularly pleased with our intermodal segment where we were able to overcome the difficult conditions and improve performance,” said Michael E. Uremovich, chairman & chief executive officer. “Also, during the second quarter of 2008, we reorganized our intermodal segment to reflect our core strategy of placing additional emphasis on retail customer and door-to-door services.  Pacer is committed to the success of all our customers, and we are confident in our ability to provide industry-leading intermodal services to both wholesale and retail customers today and in the future,” added Uremovich.

YEAR-TO-DATE RESULTS

For the six months ended June 27, 2008, revenues increased $87.8 million to $1,027.8 million compared to $940.0 million for the six months ended June 29, 2007. Net income increased from $20.3 million in the 2007 period to $28.1 million in the 2008 period, and diluted earnings per share increased to 81 cents, up from 55 cents a year earlier.  Income from operations was up $12.2 million to $48.1 million for the 2008 period.  Intermodal segment income from operations increased $20.2 million from the 2007 period, while logistics segment income from operations declined $4.1 million for the 2008 period due to excess capacity, declining prices and higher transportation and fuel costs affecting our trucking units.  Corporate costs grew $3.9 million to $13.5 million for the 2008 period due primarily to a bonus accrual in the 2008 period partially offset by reduced legal fees and the absence of severance expenses relating to our 2007 facility rationalization and severance program.

CONFERENCE CALL TODAY--Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. ET, today (Tuesday, August 5). To participate, please call five minutes early by dialing (800)230-1096(in USA) and ask for "2nd Quarter Earnings Call." International callers can dial (612) 332-0226.

An audio-only, simultaneous Webcast of the live conference call can be accessed through the Investors link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Webcast, a digitized replay will be available from August 5 at 7:30 p.m. ET to September 5 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 953111. The replay can be accessed through the Investors link on the company's Web site at www.pacer-international.com

ABOUT PACER INTERNATIONAL--Pacer International, a leading asset-light based North America third-party logistics and freight transportation provider, through its intermodal and logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its intermodal and logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively.

CERTAIN FORWARD-LOOKING STATEMENTS--This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; difficulties in maintaining or enhancing our information technology systems including potential delays and cost overruns in the implementation of an enterprise suite of software applications that we purchased in the fourth quarter of 2007; changes in our business strategy, development plans or cost savings plans; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; the possibility of future goodwill impairment charges; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; increases in our leverage; our ability to successfully identify and implement process improvements and cost savings opportunities to improve our operating results; our ability to integrate acquired businesses; and terrorism and acts of war. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 28, 2007 filed with the SEC on February 19, 2008. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.
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INVESTOR CONTACT:
Larry Yarberry, EVP & CFO
Pacer International
(925) 887-1577
larry.yarberry@pacer.com

MEDIA CONTACT:
Bill Fahrenwald
James Street Associates
(708) 371-0010 X 1#
bfahrenwald@jamesstreetassociates.com

Pacer International, Inc.
Consolidated Balance Sheet
($millions)

June 27, 2008
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$9.4
Accounts receivable, net	221.6
Prepaid expenses and other	17.3
Deferred income taxes	5.7
Total current assets	254.0

Property and equipment
Property, plant & equipment at cost	115.6
Accumulated depreciation	(66.6)
Property and equipment, net	49.0

Other assets
Goodwill, net	288.3
Other assets	14.9
Total other assets	303.2

Total assets	$606.2

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and
capital leases	$0.2
Book overdraft	9.6
Accounts payable and accrued liabilities	202.9
Total current liabilities	212.7

Long-term liabilities
Long-term debt and capital leases	56.1
Deferred income taxes	11.4
Other	2.0
Total long-term liabilities	69.5

Stockholders' equity
Common stock	0.4
Paid In capital	298.5
Retained earnings	25.2
Accumulated other comprehensive loss	(0.1)
Total stockholders' equity	324.0

Total liabilities and equity	$606.2

Pacer International, Inc.
Unaudited Consolidated Statement of Cash Flows

Six Months
($ in millions)	2008

Cash Flows from Operating Activities
Net income	$28.1
Adjustments to net income

Depreciation and amortization	3.0
Gain on sale of property and equipment	(0.8)
Deferred taxes	1.6
Stock based compensation expense	0.9
Excess tax benefit from exercise of stock options	(0.1)
Change in receivables	(16.3)
Change in other current assets	(2.2)
Change in current liabilities	14.7
Other	(1.2)

Net cash provided by operating activities	27.7

Cash Flows from Investing Activities
Capital expenditures	(9.1)
Proceeds from sales of property and equipment	0.8

Net cash used for investing activities	(8.3)

Cash Flows from Financing Activities
Net borrowings under line of credit agreement	(8.1)
Debt and capital lease obligation repayment	(0.1)
Proceeds from exercise of stock options	2.6
Excess tax benefit from exercise of stock options	0.1
Repurchase and retirement of Pacer common stock	(0.4)
Dividends paid to shareholders	(10.4)

Net cash used for financing activities	(16.3)

Effect of exchange rate changes on cash	(0.4)

Net change in cash and cash equivalents	2.7

Cash at beginning of period	6.7
Cash at end of period	$9.4

Pacer International, Inc.
Unaudited Consolidated Statements of Operations
($millions)

	2nd Quarter 2008				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
	($ in millions)				($ in millions)

Revenues	$405.7	$112.9	$(0.2)	$518.4	$812.3	$215.9	$(0.4)	$1,027.8

Cost of purchased transportation	315.2	97.0	(0.2)	412.0	626.1	185.8	(0.4)	811.5
Direct operating expenses	30.8	-		30.8	64.9	-	-	64.9
Selling, general & admin. expenses	26.2	17.4	7.0	50.6	54.6	32.2	13.5	100.3
Depreciation expense	1.3	0.2	-	1.5	2.6	0.4	-	3.0

Income from operations	32.2	(1.7)	(7.0)	23.5	64.1	(2.5)	(13.5)	48.1

Interest expense/income				0.8				1.9

Income before income taxes				22.7				46.2

Income taxes				8.9				18.1

Net income				$13.8				$28.1
Diluted Earnings Per Share				$0.40				$0.81

Pacer International, Inc.
Unaudited Consolidated Statements of Operations
($millions, except per share amounts)

	2nd Quarter				Year-to-Date
	2008	2007	Variance	%	2008	2007	Variance	%

Segments

Revenues
Intermodal	$405.7	$373.4	$32.3	8.7%	$812.3	$746.9	$65.4	8.8%
Logistics	112.9	101.8	11.1	10.9%	215.9	193.5	22.4	11.6%
Cons. Entries	(0.2)	(0.3)	0.1	-33.3%	(0.4)	(0.4)	-	0.0%
Total	$518.4	$474.9	$43.5	9.2%	$1,027.8	$940.0	$87.8	9.3%

Income from Operations 1/
Intermodal	$32.2	$24.7	$7.5	30.4%	$64.1	$43.9	$20.2	46.0%
Logistics	(1.7)	1.7	(3.4)	-200.0%	(2.5)	1.6	(4.1)	-256.3%
Corporate	(7.0)	(4.9)	(2.1)	42.9%	(13.5)	(9.6)	(3.9)	40.6%
Total	$23.5	$21.5	$2.0	9.3%	$48.1	$35.9	$12.2	34.0%

Net Income 1/	$13.8	$12.5	$1.3	10.4%	$28.1	$20.3	$7.8	38.4%
Diluted Earnings per Share 1/	$0.40	$0.34	$0.06	17.6%	$0.81	$0.55	$0.26	47.3%

1/ 2nd quarter 2007 includes $0.3 million for severance costs ($0.2 million on the Logistics segment and $0.1 million on corporate), $0.2 after-tax or $0.01 per share.	1/ 2007 includes $2.1 million for severance costs ($0.5 million on the Intermodal segment, $1.0 million on the Logistics segment and $0.6 million on corporate), $1.3 after-tax or $0.04 per share.